Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

REVELATION BIOSCIENCES, INC.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of Common Stock, par value $0.001 per share (“Common Stock”)	457(c) and 457(h)	4,647,222(3)	$1.01	$4,693,694.22	0.0001381	$648.20
Total Offering Amounts						$4,693,694.22		$648.20
Total Fee Offsets(4)								–
Net Fee Due								$648.20

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $1.01 per share, the closing price of the Registrant’s Common Stock on November 6, 2025, as reported on the Nasdaq Global Select Market.

(3)	Represents an increase of 4,647,222 shares of the Registrant’s Common Stock available for grant under the 2021 Equity Plan.

(4)	The registrant does not have any fee offsets.